Exhibit 99.1

Contact:	Connie Beck, VP & CFO
Nortech Systems Incorporated
(952) 345-2244
or
Warren Djerf
Brookside Communications Group
(952) 920-3908 or warren@brookcomm.net

April 1, 2019

Nortech Systems Reports 2018 Results

MINNEAPOLIS — Nortech Systems Incorporated (Nasdaq: NSYS), a leading provider of full-service electronics manufacturing services (EMS), reported net sales of $113.4 million for the year ended December 31, 2018, compared with $112.3 million for fiscal 2017.

Operating income for fiscal 2018 was $1.2 million, which compares with an operating loss of $1.3 million for fiscal 2017, which included a year-end goodwill impairment charge of $0.9 million. Net income for fiscal 2018 was $0.2 million, or $0.06 per diluted common share. This compares with a net loss for fiscal 2017 of $2.4 million, or $0.89 per diluted common share, which included $1.4 million of unfavorable impact from tax reform and discrete tax-related adjustments.

For the fourth quarter of 2018, net sales were $28.8 million, compared with $25.6 million for the prior-year period. The fourth quarter operating loss was $14,000; this compares with an operating loss of $1.8 million in the prior-year period, which included the $0.9 goodwill write-off cited earlier.

The fourth quarter net loss of $0.2 million, or $0.07 per diluted common share, compares with a net loss of $2.5 million, or $0.90 per diluted common share, for the fourth quarter of 2017, which included the significant year-end, non-cash charges.

Nortech will no longer be hosting quarterly conference calls due to the low attendance. Nortech will continue its investor communications by issuing relevant news releases and SEC disclosures and responding to direct investor inquiries.

Nortech’s mission is to be the most trusted, innovative and nimble engineering and manufacturing services and solutions company in its chosen markets and to take great care of its employees, customers and supplier partners.

-more-

About Nortech Systems Incorporated

Nortech Systems (www.nortechsys.com), based in Maple Grove, Minn., is a full-service engineering and electronics manufacturing services (EMS) provider of complex interconnect solutions, printed circuit board assemblies, higher-level assemblies and box builds. Markets served include medical device, industrial and commercial equipment, aerospace and defense. Nortech has a range of specialized, high-tech facilities in the U.S., Latin America and Asia used for customized design, manufacture, testing and repair of its solutions. Nortech Systems is traded on the NASDAQ Stock Market under the symbol NSYS.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  While this release is based on management’s best judgment and current expectations, actual results may differ and involve a number of risks and uncertainties.  Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: volatility in market conditions which may affect market supply of and demand for the company’s products; increased competition; changes in the reliability and efficiency of operating facilities or those of third parties; risks related to availability of labor; commodity and energy cost instability; general economic, financial and business conditions that could affect the company’s financial condition and results of operations; as well as risk factors listed from time to time in the company’s filings with the SEC.

Condensed Consolidated Statements of Operations  (in thousands, except for share data)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	Unaudited	Unaudited	Unaudited	Unaudited
	2018	2017	2018	2017

Net Sales	$28,827	$25,573	$113,370	$112,335

Cost of Goods Sold	25,748	23,428	100,059	100,217

Gross Profit	3,079	2,145	13,311	12,118
	10.7%	8.4%	11.7%	10.8%

Operating Expenses
Selling Expenses	837	1,071	3,629	4,747
General and Administrative Expenses	2,256	1,934	8,433	8,086
Impairment of Goodwill	—	908	—	908
Gain on Sale of Property and Equipment		—	—	(355)
Total Operating Expenses	3,093	3,913	12,062	13,386

Income (Loss) From Operations	(14)	(1,768)	1,249	(1,268)

Other Expense
Loss on Extinguishment of Debt		—	—	(175)
Interest Expense	(206)	(175)	(757)	(628)

Income (Loss) Before Income Taxes	(220)	(1,943)	492	(2,071)

Income Tax Expense (Benefit)	(23)	516	326	375

Net Income	$(197)	$(2,459)	$166	$(2,446)

Income Per Common Share - Diluted	$(0.07)	$(0.90)	$0.06	$(0.89)

Weighted Average Number of Common Shares Outstanding - Diluted	2,676,573	2,739,650	2,699,614	2,745,602

Condensed Consolidated Balance Sheets  (in thousands)

	DECEMBER 31, 2018	DECEMBER 31, 2017
	Unaudited	Audited
Cash	$480	$473
Restricted Cash	467	306
Accounts Receivable	20,093	17,417
Inventories	17,004	18,527
Contract Assets	6,431	—
Prepaid Expenses and Other Current Assets	1,381	1,044
Property and Other Long-term Assets	10,206	10,204
Goodwill and Other Intangible Assets, Net	3,898	4,114
Total Assets	$59,960	$52,085

Accounts Payable	$18,142	$11,699
Other Current Liabilities	6,750	6,346
Long Term Line of Credit	9,264	8,503
Long-term Debt and Other Long-term Liabilities	4,714	5,712
Shareholders’ Equity	21,090	19,825
Total Liabilities and Shareholders’ Equity	$59,960	$52,085